Exhibit 10.15

Hyperfine Research, Inc.

530 Old Whitfield St.

Guilford, CT 06437

CONSULTING AGREEMENT

April 25, 2021

Scott Huennekens

Dear Scott:

We are pleased that you (“Consultant”) have agreed to perform consulting services for Hyperfine Research, Inc. (the “Company”). This Agreement confirms our understanding with respect to (i) Consultant rendering services to the Company, (ii) your agreement not to solicit employees of the Company and (iii) your agreement to protect and preserve information and property that is confidential and proprietary to the Company or other parties with whom the Company is affiliated or does business including, but not limited to, each of the companies that has received, may receive or currently receives services from 4Catalyzer Corporation (“4C”). (The terms and conditions agreed to in this letter shall hereinafter be referred to as the “Agreement”.) The companies that currently receive or may receive services from 4C include, but are not limited to, AI Therapeutics, Inc., Quantum-Si Incorporated, Detect, Inc., Tesseract Health, Inc., Protein Evolution, Inc., and Liminal Sciences, Inc. (such companies that have received, may receive or currently receive services from 4C herein collectively the “Supported Companies”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.            Services of Consultant.

(a)           Consultant agrees to render consulting services to the Company. The principal services will be aiding the Company in connection with its Field of Interest (as defined below). From time to time Consultant and Company shall agree in writing (via email shall be sufficient) on the requirements and scope of each project, including any deliverables to be provided, and maximum hours billable for each such project. Each project shall be completed and all deliverables delivered within the agreed number of hours (any additional hours required shall be performed without additional charge). All materials and documents produced in connection with Consultant’s services, and all versions thereof, shall be kept in an electronic folder maintained by Company. Company shall provide Consultant with access to such folder for such purpose. In performing consulting services for the Company, Consultant shall provide consultation at such times and locations as are mutually agreeable to the Company and Consultant. To the extent that Consultant has employees and/or agents that shall perform services on its behalf in connection with this Agreement, Consultant shall ensure that all such employees and agents adhere to the terms of this Agreement (as though each such employee or agent constitutes “Consultant” hereunder). Consultant shall be responsible and liable for any and all breaches of this Agreement caused by such employees or agents. In connection with Consultant’s performance of services, the Company shall have the right to publicize Consultant’s affiliation with the Company. Consultant shall use its best efforts in the performance of the services.

(b)           Consultant acknowledges and agrees that it currently is not a party to any other agreement, arrangement, understanding or other relationship pursuant to which Consultant is obligated to render advice and services to a commercial entity in the Company’s “Field of Interest.” The term “Field of Interest” currently means Magnetic resonance imaging (MRI), nuclear magnetic resonance imaging (NMRI), and/or magnetic resonance tomography (MRT). The Company may modify the definition of its Field of Interest by written notice to Consultant based on the activities in which the Company is then engaged or in which the Company then proposes to be engaged.

2.          Term of Consulting Arrangement. The term of this Agreement shall commence on April 25, 2021 and shall continue until the date of termination by either party as set forth in written notice thereof (the “Term”). The right of the Company or Consultant to terminate this Agreement, to which Consultant hereby agrees, shall be effective as of the date of such notice or as expressly indicated in such notice.

3.             Compensation for Services.

(a)        The Company shall pay, as the exclusive compensation for the services and agreements hereunder, $10,000.00 per month of services provided by Consultant as Executive Chairman of the Company’s Board of Directors, payable monthly. The Company will reimburse reasonable out-of-pocket expenses incurred at the Company’s request from time to time.

4.            Continuing Obligations. Consultant’s obligations and the Company’s obligations under this Agreement other than the provisions of Section 1 shall not be affected: (i) by any termination of this consulting arrangement, including termination upon the Company’s initiative; nor (ii) by any change in the nature of the services provided; nor (iii) by any interruption in the consulting arrangement.

5.            Prohibited Activity.

(a)          Certain Acknowledgements and Agreements.

(i)                 Company and Consultant have discussed, and Consultant recognizes and acknowledges the competitive and proprietary nature of the Company’s and Supporting Companies’ business operations.

(ii)             Consultant further acknowledges and agrees that, during the course of performing services for the Company, the Company and Supporting Companies will furnish, disclose or make available to Consultant, and Consultant may develop, confidential and proprietary information related to the Company’s and Supporting Companies’ business. Consultant also acknowledges that such confidential information has been developed and will be developed by or on behalf of the Company through the expenditure by the Company of substantial time, effort and money. For the avoidance of doubt, Company understands that (i) Consultant has provided notice of his resignation from the Viewray board of directors, and that such resignation shall take effect in mid-June, and (ii) that Consultant is a member of the board of directors for Q’Apel.

(b)           Covenants Not to Solicit. Consultant shall not, without the prior written consent of the Company, during the Term and for a period of two (2) years after termination thereof, for itself or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason or to directly or indirectly hire, employ or retain or offer to hire, employ or retain on behalf of any business any employee of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company.

(c)           Reasonableness of Restrictions. Consultant recognizes and acknowledges that (i) the types of services which are prohibited by this Section 5 are narrow and reasonable in relation to the scope of Consultant’s services which represent its principal salable asset both to the Company and to other prospective purchasers of Consultant’s services, and (ii) the specific but broad geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to Consultant in light of the Company’s and Supported Companies’ need to market their services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s and Supported Companies’ business profitable and in light of the limited restrictions on the type of services prohibited herein compared to the types of services that Consultant provides.

(d)          Survival of Acknowledgements and Agreements. Consultant’s acknowledgements and agreements set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination, for any reason, of consulting services.

6.           Protected Information. Consultant shall at all times, both during the Term and after any termination of this Agreement, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performing consulting services for the Company, disclose or give to others any fact or information which was disclosed to or developed by Consultant during the course of performing services for, or receiving training from, the Company, (or any customer, vendor, or third party in connection with your services to Company, including, but not limited to, 4C and the Supported Companies), and is not generally available to the public including, but not limited to, this Agreement, the terms hereof, the fact that Company and Supported Companies are working with or has had discussions with you, technical data, trade secrets, know-how, show-how, research, product plans, products, services, customer lists and customers, markets, software, developments, Inventions (as defined in Section 7), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or any other scientific, technical, trade or business information of the Company (or any customer, vendor, or third party in connection with your services to Company, including, but not limited to, 4C and the Supported Companies) developed by you or disclosed to you by the Company or Supported Companies either directly or indirectly in writing, orally or by drawings or observation (collectively, “Confidential Information”). Confidential Information shall additionally include, without limitation, the nature and existence of the discussions and of any relationship between the parties. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Consultant shall not use or disclose any Confidential Information (including, but not limited to, product information, plans, ideas, designs, features, functions or specifications) to, or on behalf of, any third party in connection with promotion, marketing, or solicitation of any product, service or business. Consultant also agrees not to file patents, copyrights or trademark applications based on the Company’s technology, property or Confidential Information, nor seek to make improvements thereon, without the Company’s approval. Consultant agrees not to make any copies of such Confidential Information of the Company (except when appropriate for the furtherance of the business of the Company or duly and specifically authorized to do so) and promptly upon request by the Company, whether during or after the period of the consulting arrangement, to return to the Company or otherwise dispose of as requested by the Company any and all documentary, machine-readable or other elements or evidence of such Confidential Information, and any copies that may be in Consultant’s possession or control. In the event Consultant is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, Consultant will promptly notify the President of the Company. For the avoidance of doubt, Consultant shall not disclose to Company, and Company does not wish to receive, any confidential information of any third party, including without limitation, Viewray and Q’Apel.

Nothing in this Section 6 shall prohibit Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Consultant does not need the prior authorization of the Company to make any such reports or disclosures and the Consultant is not required to notify the Company that the Consultant has made such reports or disclosures. Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Consultant hereby acknowledges that Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Consultant shall label all documents that contain Company’s confidential and/or proprietary information as follows (with no additional confidentiality or intellectual property notices):

Hyperfine Research, Inc. Confidential & Proprietary

Copyright © [year] Hyperfine Research, Inc.

7.            Ownership of Ideas, Copyrights and Patents.

(a)          Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, show-how, inventions (whether patentable or not), designs, trade secrets, developments, apparatus, techniques, methods, software, source and object code, technology, biological processes, cell lines, laboratory notebooks and formulas in or related to the Field of Interest, whether or not reduced to practice and whether or not patentable or copyrightable, which were or may be conceived, reduced to practice or developed during the Term or any other time during which Consultant is providing services to the Company or with the assistance of financial or other support from the Company (or if involving Confidential Information, conceived or developed during or after the Term) by Consultant, whether or not in conjunction with another or others, whether or not during business hours, and whether at the request or upon the suggestion of the Company or otherwise, (all of the foregoing, as well as any related improvements, modifications or derivatives thereof, being hereinafter referred to as the “Inventions”), shall be the sole and exclusive property of the Company. To the maximum extent permitted by law, the Inventions referred to in the prior sentence will be deemed “works made for hire” as the term is used in the United States Copyright Act. Consultant hereby assigns to the Company all worldwide right, title and interest in and to all of the Inventions, and all intellectual property rights therein, including the right to sue for and recover for past infringement. All Inventions shall constitute the Confidential Information of the Company, subject to the protections set forth in Section 6 of this Agreement. Consultant represents and warrants that it will conduct all services for or relating to the Company using its and/or Company’s equipment and resources (and no equipment or resource of any kind owned by any other person or business), such that any Inventions developed in connection with Consultant services to the Company shall be owned exclusively by the Company. Consultant agrees to maintain and furnish to the Company complete and current records of all such Inventions and to disclose to the Company in writing all such Inventions. Promptly after Company’s request, Consultant shall provide to the Company in writing a full, signed statement of all Inventions in which Consultant has participated.

(b)           Cooperation. At any time during or after the Term, Consultant agrees that it will fully cooperate with the Company its attorneys and agents, and the Company will compensate Consultant for time, effort and work in this regard during or after the Term as agreed to in Section 3 of this Agreement or as otherwise agreed by the Parties, in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, promptly providing any facts or documents requested by Company pertaining to the Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to Consultant shall be assigned by Consultant to the Company without charge. Consultant hereby designates the Company as its agent, and grants to the Company a power of attorney with full power of substitution (which power of attorney shall be deemed coupled with an interest), for the purpose of effecting the foregoing assignments to the Company.

8.            Disclosure to Third Parties. Consultant agrees that Company may provide in its discretion, a copy of the covenants contained in Sections 5, 6 and 7 of this Agreement to any business or enterprise which Consultant may directly, or indirectly, own, manage, operate, finance, join, control or in which Consultant participates in the ownership, management, operation, financing or control, or with which Consultant may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9.            Records. Promptly after Company’s request, Consultant shall deliver to the Company or otherwise dispose of as requested by the Company any property of the Company which may be in Consultant’s possession including, but not limited to, all products, materials, memoranda, notes, keys, laboratory notebooks, records, data, reports, or documents, or copies of any of the foregoing.

10.          No Conflicting Agreements. Consultant hereby represents and warrants that it has no commitments or obligations inconsistent with this Agreement. Consultant hereby agrees to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. During the term of this Agreement, Consultant will not enter into any agreement, either written or oral, which may conflict with this Agreement, and Consultant will arrange to provide services under this Agreement in such a manner and at such times that such services will not conflict with Consultant’s obligations under any other agreement, arrangement, understanding, or relationship that Consultant may have with any third party.

11.          Independent Contractors. This Agreement does not constitute, and shall not be construed as constituting, an undertaking by the Company to hire Consultant (or any employee or agent thereof) as an employee of the Company. Consultant acknowledges that it will be working as an independent contractor only. Consultant will not be entitled to receive any of the benefits provided by the Company to its employees, and Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, unemployment insurance, social security and any other law or regulation. Consultant shall not represent itself (or any of its employees or agents) as an employee or officer of the Company.

12.          General.

(a)           Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by electronic internet mail, email, with a reply acknowledgement by recipient, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid:

If to the Company:	Hyperfine Research, Inc.

530 Old Whitfield Street

Guilford, CT 06437

Attn: Legal Dept.

If to Consultant:	At the address set forth on the last page of this Agreement.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by email, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b)           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)          Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)           Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)           Assignment. The Company is entitled to assign or transfer its rights and obligations and delegate its duties hereunder. You may not assign or transfer any of your rights under this Agreement nor delegate any duties or assign your obligations under this agreement without the prior written consent of the Company. Any assignment in conflict herewith shall be null and void ab inito.

(f)           Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and, in the case of the Company, its parents, subsidiaries and other affiliates; and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g)           Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California, without giving effect to the conflict of law principles thereof or any other state.

(h)           Dispute Resolution.

(i)                 Any controversy, dispute or claim arising out of, related to or in connection with this Agreement that is not resolvable in a reasonable amount of time by diligent negotiation of the Parties to this Agreement shall be submitted for resolution to the exclusive jurisdiction of the United States District Court for the Northern District of California sitting in San Francisco County, or if that court is unable to exercise jurisdiction for any reason, the California State Courts sitting in San Francisco County..

(ii)              Company and Consultant each hereby irrevocably consent to the service of process in any lawsuit brought under this Agreement by delivery by hand to a party’s address set forth in Section 12(a) or by mailing copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12(a).

(iii)            Company and Consultant each hereby irrevocably consent to the exclusive jurisdiction of the United States District Court for the Northern District of California and the California state courts sitting in San Francisco County. Accordingly, with respect to any such court action, the Company and Consultant each hereby: (A) submit to the personal jurisdiction of these courts; (B) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (C) waive any objection to jurisdiction based on improper venue, improper jurisdiction, inconvenient forum, violation of public policy or any other basis.

(iv)            Consultant and the Company each hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1(c), 5, 6 or 7 of this Agreement will result in substantial, continuing and irreparable injury to the non-breaching party. Therefore, in addition to any other relief to which the non-breaching party may be entitled, Consultant and the Company each hereby agree that the non-breaching party shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in the event of any breach or threatened breach of the terms of Sections 5, 6 or 7 of this Agreement, without the need to post any bond.

(i)            Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Consultant agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue- penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)           Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(k)          No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

[Section 12(l) and signatures on next page]

(l)            Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours, Hyperfine Research, Inc.

By:	/s/ Alexander C. Magary

Name:	Alexander C. Magary

Title:	VP, Legal & Asst. Corp. Secretary

Accepted and Agreed:

By:	/s/ Scott Huennekens

Name:	Scott Huennekens

Address: